EXHIBIT 99.2

CREDIT AGREEMENT

Dated as of April __, 2001

MEDPLUS, INC., an Ohio corporation (the "Borrower") and QUEST DIAGNOSTICS INCORPORATED, a Delaware corporation (the "Lender"), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Advance" means an advance by the Lender to the Borrower pursuant to Article II.

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

"Assigned Agreements" has the meaning specified in the Security Agreement.

"Borrower's Account" means the account of the Borrower maintained by The Huntington National Bank, with its office at 105 East Fourth Street, Suite 200A, Cincinnati, Ohio 45202, Account No. 01651102482, ABA No. 044000024, Attention: Amy Bentley.

"Borrowing" means a borrowing consisting of an Advance made on the same day by the Lender.

"Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City.

"Collateral" means all "Collateral" referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Lender.

"Collateral Documents" means the Security Agreement and any other agreement that creates or purports to create a Lien in favor of the Lender.

"Commitment" has the meaning specified in Section 2.01.

"Confidential Information" means information that the Borrower furnishes to the Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Lender from a source other than the Borrower.

"Consolidated" refers to the consolidation of accounts in accordance with GAAP.

"Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

"Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

"Effective Date" has the meaning specified in Section 3.01.

"Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

"Environmental Law" means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

"Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

"Equity Interests" means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interest in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

"ERISA Event" means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

"Events of Default" has the meaning specified in Section 6.01.

"GAAP" has the meaning specified in Section 1.03.

"Hazardous Materials" means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

"Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"Investment" in any person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt or the types referred to in clause (f) or (h) of the definition of "Debt" in respect of such Person.

"Lender's Account" means the account of the Lender maintained by The Bank of New York, New York, New York, Account No. 8900159464, ABA No. 021000018, Reference: Quest Diagnostics Incorporation.

"Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

"Loan Documents" means (i) this Agreement, (ii) the Note and (iii) the Collateral Documents, in each case as amended.

"Loan Parties" means the Borrower and its Subsidiaries.

"Material Adverse Change" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes or effects, is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities, results of operations or prospects of the Company and its Subsidiaries taken as a whole.

"Material Adverse Effect" means (a) any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes or effects, is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities, results of operations or prospects of the Company and its Subsidiaries taken as a whole or (b) a material adverse effect on (i) the rights and remedies of the Lender under this Agreement, the Note or any other Loan Document or (ii) the ability of the Borrower to perform its obligations under this Agreement, the Note or any other Loan Document.

"Merger Agreement" means the Agreement and Plan of Merger dated as of April __, 2001 among MedPlus, Inc., Quest Diagnostics Incorporated and Q-M Merger Sub, as amended from time to time.

"Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

"Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

"Note" means the promissory note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to the Lender resulting from the Advances made by the Lender.

"Notice of Borrowing" has the meaning specified in Section 2.02.

"PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

"Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

"Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

"Plan" means a Single Employer Plan or a Multiple Employer Plan.

"Pledged Shares" has the meaning specified in the Security Agreement.

"Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, in effect from time to time.

"Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

"Security Agreement" has the meaning specified in Section 3.01(f)(ii).

"Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

"Termination Date" means the earlier of (i) February 1, 2002 or (ii) the date of termination in whole of the Commitments pursuant to Section 2.04 or 6.01.

"Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) ("GAAP").

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances. The Lender agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount of $5,000,000, as such amount may be reduced pursuant to Section 2.04 (such Lender's "Commitment"). Notwithstanding the foregoing sentence, the Lender's Commitment shall be $500,000 until such time as the non-competition provisions contained in the agreements referenced in Sections 4.09(e)(3) and 4.09(e)(4) of the Disclosure Schedule (as defined in the Merger Agreement) are terminated or waived by the parties to such agreements on terms satisfactory to Lender. Each Borrowing, other than the final Borrowing, shall be in an aggregate amount of $500,000 or an integral multiple of $50,000 in excess thereof. Within the limits of the Lender's Commitment, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.06 and reborrow under this Section 2.01.

SECTION 2.02. Making the Advances. Each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed Borrowing, by the Borrower to the Lender. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telephone, confirmed immediately in writing, or telecopier or telex, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing and, (ii) aggregate proposed amount of such Borrowing. The Borrower shall include with each such Notice of Borrowing a written accounting (each such accounting being an "Accounting")which shall set forth in reasonable detail the actual cash flows of the Borrower for the previous thirty (30) day period and shall also set forth the projected cash flows of the Borrower for the thirty (30) day period starting from the date of the proposed Borrowing. Each Notice of Borrowing shall be irrevocable and binding on the Borrower. Upon fulfillment of the applicable conditions set forth in Article III, the Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, transfer the amount of funds necessary to meet the working capital needs of the Borrower for the next thirty (30) period, to be determined in the reasonable discretion of the Lender, to the Borrower's Account.

SECTION 2.03. Termination or Reduction of the Commitments. The Borrower shall have the right to terminate in whole or reduce in part the unused portions of the Lender's Commitment, provided that each partial reduction shall be in the aggregate amount of $500,000 or an integral multiple of $50,000 in excess thereof; provided, however, that the Borrower shall not have the right to terminate or reduce in part the unused portions of the Lender's Commitment so long as the Merger Agreement is in full force and effect.

SECTION 2.04. Repayment. The Borrower shall repay to the Lender on the Termination Date the aggregate outstanding principal amount of the Advances.

SECTION 2.05. Interest. (a) The Borrower shall pay interest on the unpaid principal amount of each Advance owing to the Lender from the date of such Advance until such principal amount shall be paid in full at the following rates per annum: (i) during the first three (3) months after the Effective Date, at a rate per annum equal to 10%, and (ii) during each subsequent three (3) month period, such rate shall be increased by 1%, payable in arrears quarterly on July 1, 2001, October 1, 2001, January 1, 2002 and April 1, 2002 during such periods and on the date such Advance shall be paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to the Lender, payable in arrears on the dates referred to in clause (a) above, at a rate per annum equal at all times to 5% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 5% per annum above the rate per annum required to be paid on the Advances pursuant to clause (a) above.

SECTION 2.06. Prepayments Optional. (a) The Borrower may, upon at least three Business Days' notice to the Lender stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $500,000 or an integral multiple of $50,000 in excess thereof.

(b) Mandatory. Within one (1) Business Day of the receipt of proceeds from the issuance or sale of any of its Equity Interests, the Borrower shall prepay an aggregate principal amount of the Advances in an amount equal to such proceeds.

SECTION 2.06. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Note not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Lender at the Lender's Account in same day funds.

(b) All computations of interest shall be made by the Lender on the basis of a year of 365 or 366 days, as the case may be.

(c) Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be.

SECTION 2.08. Taxes. (a) Any and all payments by the Borrower hereunder or under the Note shall be made, in accordance with Section 2.07, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, taxes imposed on the Lender's overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof or in which the Lender does business (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Note being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note to the Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Note or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Note (hereinafter referred to as "Other Taxes").

(c) The Borrower shall indemnify the Lender for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.08) imposed on or paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date the Lender makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Lender, at its address referred to in Section 7.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under the Note by or on behalf of the Borrower through an account or subsidiary outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Lender, at such address, an opinion of counsel acceptable to the Lender stating that such payment is exempt from Taxes. For purposes of this subsection (d) the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

SECTION 2.09. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower and its Subsidiaries.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent have been satisfied:

(a) There shall have occurred no Material Adverse Change since January 31, 2001.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Note, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(c) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lender that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(d) The Borrower shall have notified the Lender in writing as to the proposed Effective Date.

(e) On the Effective Date, the following statements shall be true and the Lender shall have received a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii) No event has occurred and is continuing that constitutes a Default.

(f) The Lender shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Lender:

(i) An executed copy of the Note.

(ii) An executed copy of the security agreement in substantially the form of Exhibit D hereto (as amended, the "Security Agreement"), duly executed by each Loan Party, together with:

(A) certificates representing the Pledged Shares referred to therein accompanied by undated stock powers executed in blank,

(B) signed copies of proper financing statements, to be filed under the Uniform Commercial Code of all jurisdictions that the Lender may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) completed request for information, listing the financing statements referred to in clause (B) above and all other effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement that the Lender may deem necessary or desirable in order to perfect and protect the liens created thereby,

(E) evidence of the insurance required by the terms of the Security Agreement,

(F) copies of the Assigned Agreements referred to in the Security Agreement and, to the extent required thereunder, a consent to each such assignment, in substantially the form of Exhibit B to the Security Agreement, duly executed by each party to such Assigned Agreements other than the Loan Parties, and

(G) evidence that all other action that the Lender may deem reasonably necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement has been taken (including, without limitation, receipt of duly executed payoff letters, UCC-3 termination statements and landlords' and bailees' waiver and consent agreements).

(iii) An execution copy of the Merger Agreement.

(iv) Certified copies of the resolutions of the Board of Directors of each Loan Party approving the execution, delivery and performance of each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the execution, delivery and performance of each Loan Document.

(v) A copy of a certificate of the Secretary of State of the jurisdiction of incorporation of each Loan Party, dated reasonably near the date hereof, certifying (A) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary's office and (B) that (1) such amendments are the only amendments to such Loan Party's charter on file in such Secretary's office, (2) such Loan Party has paid all franchise taxes to the date of such certificate and (C) such Loan Party is duly incorporated and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation.

(vi) A certificate of each Loan Party, signed on behalf of such Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary, dated the date hereof (the statements made in which certificate shall be true on and as of the date hereof), certifying as to (A) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State's certificate referred to in Section 3.01(a)(iv), (B) a true and correct copy of the bylaws of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(iii) were adopted and on the date hereof, (C) the due incorporation and good standing or valid existence of such Loan Party as a corporation organized under the laws of the jurisdiction of its incorporation, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date hereof and (E) the absence of any event occurring and continuing, or resulting from the extension of credit contemplated hereunder, that constitutes a Default.

(vii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder

(viii) Such financial, business and other information regarding each Loan Party as the Lender shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, ERISA matters and copies of internal financial statements dated January 31, 2001.

(ix) A favorable opinion of Dinsmore & Shohl LLP, counsel for the Borrower, substantially in the form of Exhibit C hereto and as to such other matters as the Lender may reasonably request.

(x) A copy of the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as at January 31, 2001, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended (the "Unaudited Financial Statements"), which fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied.

SECTION 3.02. Conditions Precedent to Each Borrowing. The obligation of the Lender to make an Advance on the occasion of each Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing:

(a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(i) the representations and warranties contained in Section 4.01 are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

(ii) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default;

(b) the Lender shall have received such other approvals, opinions or documents as the Lender may reasonably request;

(c) the Lender shall be satisfied, in its reasonable discretion, that the Accounting presented to it in connection with such Borrowing shall demonstrate that the Borrower requires the funds from such Borrowing to meet its working capital needs for the next thirty (30) days;

(d) the Borrower shall have delivered to the Lender within seven Business Days of the date hereof, the audited Consolidated balance sheet of the Borrower and its Subsidiaries as at January 31, 2001 (and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended (the "Audited Financial Statements"), accompanied by an unqualified opinion of KPMG, LLP, independent public accountants, which fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied;

(e) the Audited Financial Statements are similar in all material respects as to form and content to the Unaudited Financial Statements; and

(f) the UCC-1 financing statements filed by Support Net Inc. with Hamilton County, Ohio and the Ohio Secretary of State on August 11, 1998 and July 31, 1998 regarding certain assets of the Borrower shall be terminated or amended on terms and conditions satisfactory to the Lender.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) Each Loan Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified to do business in every jurisdiction wherein the conduct of its business or the ownership of its properties is such as to require such qualification (except where the failure to so qualify would not have a Material Adverse Effect) and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and to execute, deliver and perform each of the Loan Documents to which it is or is to be a party and to consummate the transactions contemplated by the Loan Documents.

(b) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the transactions contemplated by the Loan Documents, are within such Loan Party's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party's charter or bylaws, (ii) violate any law, any order of any court or governmental agency binding on such Loan Party or any contractual restriction binding on such Loan Party or (iii) except for the Liens created under the Collateral Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of such Loan Party.

(c) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, filing or performance by each Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the transactions contemplated by the Loan Documents, (ii) the grant by each Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents or (iv) the exercise by the Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than the filing of the financing statements referred to in Section 3.01(f)(ii)(B), which financing statements shall have been duly filed within 3 days from the date hereof.

(d) The Note has been, and each other Loan Document to which any Loan Party is a party when delivered hereunder will have been, duly executed and delivered by the Borrower or such Loan Party, as applicable. The Note is, and each other Loan Document to which any Loan Party is a party when delivered hereunder will be, the legal, valid and binding obligation of the Borrower or such Loan Party, as applicable, enforceable against the Borrower or such Loan Party, as applicable, in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

(e) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party pending or, to the knowledge of the Borrower, threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document.

(f) No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U), and no proceeds of an Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(g) The Security Agreement creates a valid and, upon the filing of UCC-1 financing statements with the Secretary of State of Ohio, perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations (as defined in the Security Agreement), and all filings and other actions necessary or desirable to perfect and protect such security interest shall have been duly taken within 10 days from the date hereof. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created under the Loan Documents.

(h) Each Plan is in substantial compliance with ERISA and no ERISA Event has occurred or is reasonably expected to occur. None of the Plans is a multiemployer plan, as defined in Section 4001(a)(3) of ERISA.

(i) No Loan Party is a party to any agreement or instrument or subject to any corporate restriction or any judgment, order, injunction or regulation that would be reasonably likely to have a Material Adverse Effect. No Loan Party in default in any manner which would have a Material Adversely Effect on the business, financial condition, operations or prospects of such Loan Party in the performance, observance or fulfillment or any of the obligations, covenants or conditions contained in any material agreement or instrument to which it is a party.

(j) Each Loan Party has filed or caused to be filed all Federal, state, and local tax returns which are required to be filed and has paid or has caused to be paid all taxes as shown on said returns or on any assessment received by it to the extent that such taxes have become due.

(k) In addition to the representations and warranties made hereunder, the Borrower hereby makes each and every representation and warranty contained in Article IV of the Merger Agreement.

(l) Neither any Loan Party nor any of its Subsidiaries is an "investment company", or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the applications of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(m) Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that could be reasonably likely to have a Material Adverse Effect.

(n) The Consolidated balance sheet of the Borrower and its Subsidiaries as at January 31, 2001, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG, LLP, independent public accountants, copies of which shall have been furnished to the Lender no later than seven (7) Business Days after the date hereof, fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. Since January 31, 2001, there has been no Material Adverse Change.

(o) There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or the Lender shall have the Commitment hereunder, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lender.

(e) Visitation Rights. At any reasonable time and from time to time, permit the Lender or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

(i) Reporting Requirements. Furnish to the Lender:

(i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles;

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Lender by KPMG, LLP or other independent public accountants acceptable to the Lender;

(iii) as soon as available and in any event within 30 days after the end of each month, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such month and Consolidated and consolidating statements of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous month and ending with the end of such month and Consolidated and consolidating statements of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, setting forth in each case in comparative form the corresponding budgeted figures for such month, all in reasonable detail and duly certified by the chief financial officer of the Borrower;

(iv) as soon as available and in any event no later than 90 days after the end of each fiscal year of the Borrower, forecasts prepared by management of the Borrower, in form satisfactory to the Lender, of balance sheets, income statements and cash flow statements on a monthly basis for the fiscal year following such fiscal year then ended and on an annual basis for each fiscal year thereafter until the Termination Date;

(v) as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(vi) promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securityholders, and copies of all reports and registration statements that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(vii) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(e); and

(viii) such other information respecting the Borrower or any of its Subsidiaries as the Lender may from time to time reasonably request.

(j) Upon the request of the Lender at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Lender may deem reasonably necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens created under the Collateral Documents.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i) Permitted Liens,

(ii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,

(b) Mergers, Etc. Merge or consolidate with or into any Person, or permit any of its Subsidiaries to do so, other than pursuant to the Merger Agreement.

(c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required by generally accepted accounting principles.

(d) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person other than:

(i) Investments by the Borrower and its Subsidiaries in their Subsidiaries outstanding on the date hereof .

(ii) loans and advances to employees for travel expenses in the ordinary course of the business of the Borrower and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $10,000 at any time outstanding; and

(iii) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and the compromise or settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

(e) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

(f) Section 6.01 of the Merger Agreement is hereby incorporated by reference, and the provisions of such Section shall remain in full force and effect for purposes of this Agreement even if the Merger Agreement has terminated.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or the Note within three days after the same becomes due and payable; or

(b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e), (h) or (i) 5.02, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Borrower by the Lender; or

(d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding;

(e) The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Any judgment or order for the payment of money in excess of $10,000 shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) Any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that could be reasonably expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) Other than in connection with the transactions contemplated by the Merger Agreement, if (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 20% or more of the combined voting power of all Voting Stock of the Borrower; or (ii)  during any period of up to 12 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of the Borrower shall cease for any reason to constitute a majority of the board of directors of the Borrower; or (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower; or

(i) The Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $10,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

then, and in any such event, the Lender (i)  shall by notice to the Borrower, declare its obligation to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall by notice to the Borrower, declare the Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of the Lender to make Advances shall automatically be terminated and (B) the Note, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLES

MISCELLANEOUS

SECTION 7.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed or delivered, if to the Borrower, at its address at 8805 Governor's Hill Drive, Cincinnati, Ohio 45249, Attention: General Counsel; if to the Lender, at its address at One Malcolm Avenue, Teterboro, NJ 07609, Attention: Treasurer, with a copy to the General Counsel, or, as to the Borrower or the Lender, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telegraphed or telexed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by telex answerback, respectively, except that notices and communications to the Lender pursuant to Article II or III shall not be effective until received by the Lender. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Note or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

SECTION 7.03. No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 7.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all costs and expenses of the Lender (including, without limitation, reasonable counsel fees and expenses) in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Note and the other Loan Documents to be delivered hereunder, including, without limitation, all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses. The Borrower further agrees to pay on demand all costs and expenses of the Lender, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Note and the other Loan Documents to be delivered hereunder.

(b) The Borrower agrees to indemnify and hold harmless the Lender and each of its Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Note, the other Loan Documents, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim against the Lender, any of its Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Note, this Agreement, any other Loan Document, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.08 and 7.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 7.05. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Lender and its Affiliates may have.

SECTION 7.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Lender and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

SECTION 7.07. Confidentiality. The Lender shall not disclose any Confidential Information to any other Person without the consent of the Borrower, other than (a) to the Lender's Affiliates and their officers, directors, employees, agents and advisors, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority.

SECTION 7.08. Governing Law. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 7.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 7.10. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Note, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Note in any New York State or federal court sitting in the City of New York. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 7.11. Waiver of Jury Trial. The Borrower and the Lender hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Note or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

[SIGNATURE PAGES IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MEDPLUS, INC.

By
Title:

QUEST DIAGNOSTICS INCORPORATED

By
Title:

U.S. $5,000,000

CREDIT AGREEMENT

Dated as of April __, 2001

Between

MEDPLUS, INC.

as Borrower

and

QUEST DIAGNOSTICS INCORPORATED

as Lender

Table of Contents

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.	Certain Defined Terms	1
SECTION 1.02.	Computation of Time Periods	5
SECTION 1.03.	Accounting Terms	5

ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES

ARTICLE III CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.	Conditions Precedent to Effectiveness of Section 2.01	7
SECTION 3.02.	Conditions Precedent to Each Borrowing	10

ARTICLE IV REPRESENTATIONS AND WARRANTIES

SECTION 4.01.	Representations and Warranties of the Borrower	10

ARTICLE V COVENANTS OF THE BORROWER

SECTION 5.01.	Affirmative Covenants	12
SECTION 5.02.	Negative Covenants	14

ARTICLE VI EVENTS OF DEFAULT

SECTION 6.01.	Events of Default	15

ARTICLE VII MISCELLANEOUS

Schedules

Schedule 5.02(a) - Existing Liens

Exhibits

Exhibit A - Form of Promissory Note

Exhibit B - Form of Notice of Borrowing

Exhibit C - Form of Opinion of Counsel for the Borrower

Exhibit D - Form of Security Agreement